UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	88-0378336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Fifth Avenue, 14th Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 459-4201

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2015, Actinium Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd., as representative of the several underwriters listed on Schedule I thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 4,444,444 shares of the Company’s common stock, $0.001 par value per share (the “Firm Shares”) and warrants to purchase 3,333,333 shares of common stock at an exercise price of $6.50 per share (the “Firm Warrants”), and together with the Firm Shares, the “Firm Securities”), at a combined price to the public of $4.50 per share of common stock and related warrant(the “Offering Price”). The shares of common stock and warrants will be issued separately. Each warrant is exercisable immediately upon issuance and will expire 4 years from the date of issuance. There is not expected to be any trading market for the warrants issued in the offering contemplated by the Underwriting Agreement. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 666,666 additional shares of common stock (the “Option Shares”) and up to 499,999 additional warrants (the “Option Warrants” and together with the Option Shares, Firm Shares, Firm Warrants, the “Shares”) to cover over-allotments, if any, at the Offering Price. The net proceeds to the Company from the sale of the Firm Securities, after deducting the underwriting discounts and other estimated offering expenses payable by the Company, are expected to be approximately $18.4 million assuming no exercise by the Underwriters of their over-allotment option for the Option Shares and Option Warrants, or $21.4 million if the Underwriters exercise their over-allotment option for the Option Shares and Option Warrants in full. The Offering is expected to close on February 11, 2015, subject to the satisfaction of customary closing conditions.

The Firm Shares, the Firm Warrants, the Option Shares, the Option Warrants, and the shares of common stock issuable from time to time upon exercise of the Firm Warrants and/or the Option Warrants, are being offered and sold pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-194768) filed with the Securities and Exchange Commission on March 24, 2014, and declared effective on April 17, 2014, a preliminary prospectus supplement and final prospectus supplement filed with the SEC on February 5, 2015 and February 6, 2015, respectively, in connection with the Company’s takedown relating to the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company, its directors and officers have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of Laidlaw & Company (UK) Ltd., as representative of the Underwriters, subject to certain exceptions.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the warrant to be issued to investors is attached here to as Exhibit 4.1 and incorporated herein by reference.

The legal opinion of Hiscock & Barclay, LLP relating to the Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On February 6, 2015, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of February 6, 2015, by and between Actinium Pharmaceuticals, Inc. and Laidlaw & Company (UK) Ltd..

4.1	Form of Warrant issued to the Investors

5.1	Opinion of Hiscock & Barclay, LLP.

23.1	Consent of Hiscock & Barclay, LLP (included in Exhibit 5.1).

99.1	Press Release issued by Actinium Pharmaceuticals, Inc. dated February 6, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2015	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Kaushik J. Dave
Name: Kaushik J. Dave
Title: President and Chief Executive Officer

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